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THE CHINA FUND, INC.

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The China Fund Talking Points for Discussion with ISS March 6, 2018

The China Fund This communication may be deemed to be proxy solicitation material. In connection with The China Fund’s 2018 Annual Meeting of Stockholders, The China Fund filed a definitive proxy statement and other relevant documents, including a form of proxy card, with the SEC on February 5, 2018. The definitive proxy statement and a form of proxy have been mailed to The China Fund’s stockholders. Stockholders are urged to read The China Fund’s definitive proxy statement and any other documents filed by The China Fund with the SEC in connection with the 2018 Annual Meeting because they contain important information. Investors will be able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov. Copies of The China Fund’s definitive proxy statement and proxy card also are available without charge from The China Fund’s proxy solicitor, D.F. King, who may be reached toll-free at (800) 207-3156. The China Fund and its directors and President are “participants” in the solicitation of proxies from stockholders of The China Fund in connection with the 2018 Annual Meeting. Information regarding those persons is provided in the definitive proxy statement filed by The China Fund with the SEC. Additional Information

The China Fund The China Fund knows City of London wants it to liquidate because City of London repeatedly said so last year, in materials filed with the SEC.1 City of London’s founder has described the remove-but-don’t-replace proposal directed here at the Fund’s investment adviser (Allianz) as “the nuclear option.”2 It would leave The China Fund without an investment adviser, practically unable to function, and with few viable alternatives to liquidation. City of London is trying to deceive The China Fund’s stockholders into approving a back-door liquidation proposal that would sacrifice the interests of small stockholders to benefit a handful of large stockholders. Summary Overview

The China Fund City of London says the purpose of removing Allianz is to improve the Fund’s performance, which according to City of London has missed its benchmarks. If City of London really wanted to improve the Fund’s performance it would have nominated a replacement for Allianz (it has not). Operating without an investment adviser will not improve The China Fund’s performance. City of London’s underperformance claim is inconsistent with the facts. In the five years to January 31, 2018, the Fund’s annualized performance beat its benchmark (12.92% vs. 11.76%).3 In 2017, the Fund’s shares were up 47.42%.4 City of London’s proxy materials fail to describe the risks, likely consequences and other attributes of the liquidation it wants to force on the Fund. In its proxy materials, City of London misleadingly conceals its desire to force The China Fund to liquidate. Summary Overview

The China Fund The China Fund’s Board opposes City of London’s proposal to terminate Allianz because The Board believes the Fund should never be without an investment adviser, and that Allianz should be removed, if at all, only if it is simultaneously replaced. The Board believes City of London’s termination proposal has the purpose and likely effect of forcing a liquidation of the Fund, and liquidation is contrary to the best interests of the stockholders. The Board believes the termination proposal is designed to solve a problem City of London has but other stockholders don’t – an inability to quickly monetize its shareholding except through a liquidation – and therefore represents an attempt by a big stockholder to harvest a benefit in a way that harms smaller stockholders. The China Fund’s Board opposes City of London’s proposal to terminate Allianz. Summary Overview

The China Fund The China Fund’s Board believes City of London’s two Board nominees should not be elected because They offer no experience or other attributes that would add anything useful to the Board. The track record of the Korea Fund, on which both of City of London’s nominees serve, has been poor – so there is no reason to believe City of London’s nominees will help improve performance at The China Fund. Under the stewardship of the current Board, The China Fund’s recent performance has been strong – why break up a team that has proven effective? City of London’s nominees presumably were selected on the understanding they would advocate on behalf of their sponsor for liquidation. Their presence on the Board would be disruptive. The China Fund’s directors have fiduciary obligations to consider the interests of all stockholders, not just big ones. The China Fund’s Board believes City of London’s two Board nominees should not be elected. Summary Overview

The China Fund Closed-end funds such as The China Fund offer investment exposure to markets not realistically directly accessible to investors that are not large institutions.5 As described below, the predatory, short-termist tactics of some institutional investors threatens to destroy this asset class and thus deprive other investors of the opportunities the asset class affords them.6 Why closed-end funds like The China Fund exist and what they do. Background – Market Overview

The China Fund The shares of many closed-end funds trade at a discount to net asset value (NAV).7 Some institutional investors have adopted investment strategies that seek to improve investment returns based on changes in closed-end funds’ NAV discounts. Typically these strategies involve persuading the funds targeted by these investors to repurchase shares, through open market purchases or self-tenders, based on the theory that repurchases will reduce the discount. Why the strategies of some institutional investors imperil the future of closed-end funds like The China Fund. Background – Market Overview

The China Fund These strategies may produce near-term gains for the investors that pursue them, but they come at a cost for the funds themselves (and therefore the funds’ investors): When a fund repurchases its shares it reduces the size of its float, which tends to reduce liquidity and trading volumes. It also typically increases the fund’s expenses per share, which reduces returns to the fund’s stockholders. That in turn can cause the remaining shares to trade at an even greater discount to NAV than they did before the repurchases. A fund that repurchases its own shares also reduces the amount of capital dedicated to its investment portfolio, potentially reducing diversification and investment flexibility. For closed-end funds, share repurchases cannot be a long-term path to success – sooner or later the funds shrink so much they cease to be viable. Also, history shows share repurchases generally have not delivered long term reductions in NAV discounts. Why the strategies of some institutional investors imperil the future of closed-end funds like The China Fund. Background – Market Overview

The China Fund In a number of cases institutional investors pursuing the strategies described above have taken large positions in the funds they target, to increase the returns generated when the strategy succeeds, and to increase their ability to persuade the funds they target to adopt the investors’ preferred policies. Institutional investors that have built these big positions typically find it difficult to exit them through open market sales, because the markets for closed-end funds’ shares often are relatively illiquid. That is especially true for funds that already have been forced to shrink their floats through share repurchases. An institutional investor that wants to exit its position in a closed-end fund thus has a strong motive, not shared with smaller investors in the fund, to press the fund aggressively to make share repurchases. The destructive effects of these strategies are worsening, as they lead City of London and other institutional investors to demand that closed-end funds liquidate entirely. Background – Market Overview

The China Fund When a fund resists pursuing share repurchases demanded by an institutional investor, or when the investor seeks greater liquidity than partial share repurchases can provide, the institution may press for liquidation. Notably, City of London recently has campaigned to liquidate a substantial number of emerging market closed-end funds. The destructive effects of these strategies are worsening, as they lead City of London and other institutional investors to demand that closed-end funds liquidate entirely. Background – Market Overview

The China Fund Liquidation of a closed-end fund deprives its smaller investors of an investment opportunity that may not be easy to replicate. This is especially unfortunate when the fund’s recent performance is good (The China Fund’s shares were up 56.26% in the year ended January 31, 2018).8 If the liquidating fund holds relatively illiquid assets, actual liquidation proceeds per share may be below the amounts predicted by a simple NAV-based analysis. Liquidating a closed-end fund may benefit some big investors but is likely to be harmful for smaller investors. Background – Market Overview

The China Fund Presumably in order to avoid the reputational damage that could result from campaigning for outcomes that benefit big investors but harm small ones, City of London has tried to justify its liquidation proposals on grounds other than its own self-interest. For example, City of London has sought to justify its campaigns to liquidate a substantial number of emerging market closed-end funds by claiming the funds have failed to live up to City of London’s governance standards. Here, City of London falsely suggests in its proxy materials that its interests are aligned with those of other China Fund stockholders and that its purpose in proposing dissident directors for election is to improve corporate governance,9 despite having publicly stated in 2017 that The China Fund should be liquidated.10 City of London’s liquidation campaign is deceptive. Background – Market Overview

The China Fund Activists targeting closed-end funds historically have sought board representation and/or sought to pass precatory resolutions in favor of liquidation or some other liquidity event. Occasionally activists employ the tactic being used here by City of London – to exploit a provision of the Investment Company Act by seeking stockholder approval to terminate the fund’s external investment adviser without replacing it. That leaves the fund with limited options and can effectively force it to liquidate. City of London’s CEO has called this “the nuclear option.”11 City of London’s choice of tactic to force liquidation is coercive. Background – Market Overview

The China Fund Investment Company Act Section 15(a)(3) requires any closed-end fund’s agreement with its external investment adviser must provide for termination at any time by vote of “a majority of the outstanding voting securities” of the fund.12 That is defined to mean the lesser of (1) 67% or more of the voting securities present at such meeting, if the holders of at least 50% of the outstanding voting securities are present or represented by proxy or (2) 50% of the outstanding voting securities.13 Appointing a new adviser requires the same percentage vote.14 Closed-end funds invariably rely on external advisers to manage their investment portfolios. Background – Role of External Investment Advisor

The China Fund In the last several years, The China Fund significantly underperformed its benchmark. More recently, though, it has outperformed significantly. For the five year period ended January 31, 2018, during which Allianz was The China Fund’s investment adviser, The China Fund’s annualized performance exceeded the benchmark (12.29% vs 11.76%).15 In 2017, the Board sought stockholder approval to replace Allianz with an adviser whose principals, when associated with another adviser, provided the Fund with its best performance over the approximately ten years they managed the Fund and would have provided the Fund with a non-benchmark bounded investment strategy that the Board favors.16 The proposal got over 60% of shares voted but just short of the 50% of outstanding shares required under the Investment Company Act.17 The Board believes Allianz’s performance as portfolio manager has been acceptable but could have been better. Proposals Regarding Allianz

The China Fund When opposing the Board’s proposal to replace Allianz, City of London didn’t suggest an alternative adviser. It said instead, in letters filed with the SEC in 13D amendments, that the Fund should liquidate because it “has no future.”18 In 2017 City of London gave notice of a Rule 14a-8 proposal to remove (but not replace) Allianz at The China Fund’s 2018 annual meeting.19 City of London-advised Emerging Markets Country Fund later nominated two candidates to run in opposition to the Board’s nominees at the 2018 meeting.20 The reason the Board’s proposal to replace Allianz failed was City of London’s Opposition. Proposals Regarding Allianz

The China Fund The dissidents’ “Termination Proposal” is unfairly and inappropriately coercive, because it would leave the Fund without an investment adviser and potentially unable to operate. Based on what happened in 2017, it is unlikely the Board could muster the required stockholder vote to appoint a replacement (City of London’s share position effectively blocks the vote). That would force the Fund to do whatever City of London wants (according to its proxy materials, liquidate or, possibly, merge with some Aberdeen funds). Why The China Fund’s Board Believes The Dissidents’ Proposals Should be Rejected Issues

The China Fund The dissidents’ solicitation materials are misleading because they don’t admit their principal purpose is to force liquidation or, possibly, a merger. The dissidents’ proposals also are misleading because they are being made without full disclosure of the terms on which the dissidents would pursue liquidation or mergers or the related risks. For example: How long would it take? Would there be interim liquidating distributions and if so how much? At what point would the Fund’s shares cease trading? How would the terms of a merger with Aberdeen funds be set? How long would it take? Why The China Fund’s Board Believes The Dissidents’ Proposals Should be Rejected Issues

The China Fund Election of the dissidents’ director nominees would have a negative effect. The dissidents’ nominees would replace two experienced and effective directors. The dissidents’ nominees probably would be a disruptive presence if elected. The dissidents’ nominees’ principal relevant service is on closed-end fund boards whose performance reflects the same “flaws” attributed by the dissidents to The China Fund’s board. Why The China Fund’s Board Believes The Dissidents’ Proposals Should be Rejected Issues

The China Fund “By changing their votes to ‘AGAINST’ Open Door, Stockholders could push the Fund closer to liquidation.” (City of London letter dated June 28, 2017.) “Liquidation of the Fund will be the Eventual Outcome …. The Board should take steps now to begin the process of liquidating the Fund.” (City of London letter dated August 10, 2017.) “[T]his Fund has no future … We urge the Board to immediately take steps to provide Stockholders with a means to realize the net asset value of their shares.” (City of London letter dated September 11, 2017). Barry M. Olliff, Live Webinar: Emerging Markets CEFs as a Legacy Product (Mar. 28, 2017), https://register.gotowebinar.com/register/8357675236728487939. The China Fund, Inc., Current Report (Form 8-K) (Feb. 22, 2018). The China Fund, Inc., Current Report (Form 8-K) (Jan. 19, 2018). Closed-End Fund Association, Inc., 6 Reasons Why (2018), https://www.cefa.com/Learn/Content/6waystoinvest.fs. Endnotes

The China Fund Closed-End Fund Association, Inc., Understanding the Advantages of Closed-End Funds: Discounts, Activists and Open-Ending (2018), https://www.cefa.com/Learn/Content/CEFBasics/OpenEndingPosition.fs. Closed-End Fund Association, Inc., Understanding the Advantages of Closed-End Funds: Discounts And Premiums (2018), https://www.cefa.com/Learn/Content/CEFBasics/discounts.fs. The China Fund, Inc., Current Report (Form 8-K) (Feb. 22, 2018). The China Fund, Inc., Proxy Statement (Schedule 14A) (Jan. 31, 2018) (filed by City of London Investment Grp. PLC and City of London Investment Mgmt. Co. Ltd.). The China Fund, Inc., Information to be Included in Proxy Statement (Schedule 13D) (Aug. 10, 2017) (filed by City of London Investment Mgmt. Co. Ltd.). Barry M. Olliff, Live Webinar: Emerging Markets CEFs as a Legacy Product (Mar. 28, 2017), https://register.gotowebinar.com/register/8357675236728487939. Investment Company Act of 1940, 15 U.S.C. §80a-15(a)(3) (2012). Endnotes

The China Fund Investment Company Act of 1940, 15 U.S.C. §80a-2(a)(42) (2012). Investment Company Act of 1940, 15 U.S.C. §80a-15(a) (2012). The China Fund, Inc., Current Report (Form 8-K) (Feb. 22, 2018). The China Fund, Inc., Proxy Statement (Schedule 14A) (May 3, 2017). The China Fund, Inc., Proxy Statement (Schedule 14A) (Aug. 16, 2017). The China Fund, Inc., Information to be Included in Proxy Statement (Schedule 13D) (Aug. 10, 2017) (filed by City of London Investment Mgmt. Co. Ltd.). The China Fund, Inc., Information to be Included in Proxy Statement (Schedule 13D) (Sept. 11, 2017) (filed by City of London Investment Mgmt. Co. Ltd.). The China Fund, Inc., Proxy Statement (Schedule 14A) (Jan. 31, 2018) (filed by City of London Investment Grp. PLC and City of London Investment Mgmt. Co. Ltd.). Endnotes